EXHIBIT 1


                         WINNERS ENTERTAINMENT, INC.
                          STOCK TRANSFER AGREEMENT


         AGREEMENT, dated as of July 2, 1996, between WINNERS ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and MADELEINE LLC, a New York limited liability company (the "Stockholder").

         WHEREAS, the Company is authorized to issue 25,000,000 shares of common stock, par value $0.00001 per share (the "Common Stock");

            WHEREAS, in consideration for the Stockholder's making (i) a loan pursuant to a Term Loan Agreement, dated as of July 2, 1996 (the "Loan Agreement") among Mountaineer Park, Inc., a West Virginia corporation and a wholly-owned subsidiary of the Company (the "Subsidiary"), the Company, as Guarantor, and the Stockholder, and (ii) a commitment, pursuant to a commitment letter, dated as of July 2, 1996, to make an $11,100,000 loan to the Subsidiary pursuant to the terms and conditions set forth therein (the "Commitment"), the Company has issued, and will in the future issue, shares of Common Stock (together with any and all other shares of Common Stock owned by the Stockholder from time to time, the "Shares") and warrants for the purchase of Common Stock (the "Warrants");

            WHEREAS, the Company and the Stockholder acknowledge that, in the event that (i) the Stockholder were to own more than 5% of the outstanding Common Stock of the Company, (ii) the Stockholder was not approved under the Company's license (the "License") issued by the West Virginia Lottery Commission (the "Commission") pursuant to Section 29-22A-1, et. seq., of the West Virginia Code (together with all rules and regulations promulgated thereunder, the "Code") to engage in the video lottery business, and (iii) the Stockholder had the authority to vote the Shares, that the License may be revoked by the Commission;

            WHEREAS, the Stockholder and the Company desire to avoid the occurrence of any event that would cause the revocation of the License, and, in addition to the provisions contained in the Warrants preventing the exercise thereof if such exercise would jeopardize the License, have agreed to take the actions as provided in this Agreement to assure that (i) the License will not be revoked and (ii) the Stockholder will be compensated for any required divestiture of all or a portion of the Shares;

            NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 Page 9 of 16 Pages
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                                   ARTICLE I.

                          Representations and Warranties

            Sec. 1.01. Representations and Warranties. Each of the parties hereto represents and warrants that it has full power and authority to execute and deliver this Agreement, and the execution and delivery of this Agreement will not result in the breach of or default under, with or without the giving of notice or the passage of time or both, any other agreement or arrangement to which such party is a party or by which such party is bound.


                                   ARTICLE II.

                         Indemnification of the Stockholder

            Sec. 2.01 Indemnification of the Stockholder. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Stockholder, and any assignee of, or participant in, Stockholder's rights under and relating to the Loan Agreement and the Commitment and their respective agents, officers, directors, members and legal representatives (collectively, an "Indemnified Party") from and against any loss or expense suffered or sustained by it by reason of the fact that it is or was a Stockholder, including without limitation any judgment, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided that such loss or expense did not result from the gross negligence, willful misconduct, dishonesty or bad faith of the Indemnified Party. The Company shall advance to the Indemnified Party reasonable attorney's fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of such conduct. The Indemnified Party hereby agrees that, in the event it receives any such advance, it shall reimburse the Company for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Sec. 2.01.

                                  Page 10 of 16 Pages
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                                 ARTICLE III.

                           Undertakings of the Parties

            Sec. 3.01 Approval of the West Virginia Lottery Commission. Each party hereto agrees to use its best efforts to secure the approval (the "Approval") of the Stockholder under the License such that the Stockholder may own in excess of 5% of the issued and outstanding Common Stock of the Company at any time and from time to time. In connection with the undertaking provided for in this Section 3.01, the Company shall, without limitation:

                      (i) prepare and submit to the Commission all applicable forms under the Code with respect to the Approval, use its best efforts to cause such Approval to become effective as soon as reasonably possible, promptly prepare and submit to the Commission such amendments and supplements as may be necessary to keep the Approval effective and current and to comply with the provisions of the Code;

                      (ii) notify the Stockholder promptly and, if requested by the Stockholder, confirm such advice in writing, (a) of any request by the Commission for amendments and supplements to any statement submitted to the Commission hereunder and related information or for additional information and
(b) if, between the effective date of any Approval and the closing of any issuance of Shares by the Company, the representations and warranties of the Company contained in any information provided to the Commission cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension or qualification of the Approval or the initiation of any proceeding for such purpose;

                       (iii) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of any Approval at the earliest possible moment and provide prompt notice to the Stockholder of the withdrawal of any such order;

                       (iv) within a reasonable time prior to the submission of any information to the Commission concerning the Stockholder, provide to the Stockholder and its counsel a copy of such information, and shall not at any time submit or make any amendment or supplement to any such submission of which the Stockholder and its counsel shall not have previously been advised and furnished a copy; and

                       (v) take, or refrain from taking, such other actions, and execute and deliver such other documents, as may reasonably be requested by the Stockholder or the Commission to obtain and maintain the Approval.

                                  Page 11 of 16 Pages
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            3.02  Opinion of Counsel to the Commission.  The Company agrees to use its best efforts to secure an opinion of counsel to the Commission (the "Opinion") that in the event that the Approval is not in effect, the Stockholder may own in excess of 5% of the issued and outstanding Common Stock of the Company at any time and from time to time, provided that the Stockholder does not, at any such time, have the authority to vote or control the vote of over 5% of all of the issued and outstanding Common Stock. In connection with the undertaking provided for in this Section 3.02, the Company shall, without limitation, (i) prepare and submit to the Commission and counsel to the Commission all applicable information with respect to the Opinion, (ii) use its best efforts to cause the issuance of the Opinion as soon as reasonably possible, and (iii) promptly prepare and submit to the Commission and counsel therefor such amendments and supplements as may be necessary to obtain and keep in effect the Opinion.

            3.03. Expenses of Approval and Opinion. All expenses incurred in effecting the Approval and obtaining the Opinion (collectively, "Expenses"), including, without limitation, all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel for the Company and the Stockholder and expenses of any audits incidental to or required for the Approval (other than with respect to the financial statements of the Stockholder), shall be borne by the Company.


                                 ARTICLE IV.

                                Mandatory Put

            Sec. 4.01 Put Requirement. In the event that (i) the Approval is not in effect, (ii) the Opinion has not been obtained, (iii) the Stockholder owns more than 5% of the issued and outstanding Common Stock, and (iv) there is no other reasonable alternative that, in the opinion of counsel to the Company, would satisfy the requirements of the Code (such alternative being acceptable to the Stockholder in its sole and absolute discretion), then, promptly after notice to the Stockholder by the Company, the Stockholder shall be obligated to sell, and the Company obligated to purchase, from time to time, the minimum number of Shares such that after giving effect to such purchase, the Stockholder will own 5% or less of the Common Stock; provided, however, that if the Shares are registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, the Stockholder shall use its best efforts to divest such number of Shares in the public market.

                                   Page 12 of 16 Pages
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            Sec. 4.02  Purchase Price.  The price per Share at which the
Company shall purchase the Shares from the Stockholder pursuant to Sec. 4.01 hereof (the "Purchase Price") shall be equal to the average Closing Price of the Common Stock for the twenty (20) Business Days (as defined in the Loan Agreement) immediately preceding the date of such purchase. "Closing Price" means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (i) on the principal national securities exchange on which such security is listed or to which the Common Stock is admitted to trading or (ii) if the Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by The Nasdaq National Market, The Nasdaq Small Cap or a comparable system, or (iii) if the Common Stock is not listed on The Nasdaq National Market, The Nasdaq Small Cap or a comparable system, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time in good faith by the Board of Directors of the Company for that purpose. In the absence of all of the foregoing, or if for any other reason the Closing Price of such security cannot be determined pursuant to the foregoing sentence, the Closing Price shall be the fair market value of such security as determined in good faith by an appraiser mutually agreed upon by the parties hereto.

            Sec. 4.03 Payment of the Purchase Price. The Purchase Price shall be payable with respect to each Share, in cash, upon surrender thereof to the Company; provided, however, that to the extent that the payment of the Purchase Price in cash would result in the insolvency of the Company or, in the good faith opinion of the Board of Directors of the Company, would reduce the Company's working capital below the level required for the ongoing operation of the Company's business in its ordinary course, the Purchase Price shall be paid by the making of a loan therefore by the Stockholder, evidenced by a note made by the Company (the "Note"). The principal of the Note shall be payable in full on the date that is one year from the date of the purchase of Shares by the Company. Interest on the Note shall be payable monthly and at maturity at a rate of 24% per annum (calculated on the basis of a year of 360 days) or, if such rate would be higher than the maximum rate allowed by applicable law, such maximum allowable rate. The Note shall be governed by the laws of the State of New York, and shall be payable to the order of the Stockholder or its designee. If requested by the Stockholder, the Company shall cause the Note to be secured by a first or second priority lien, pursuant to a deed of trust in form and substance satisfactory to the Stockholder, on the Property (as defined in the Loan Agreement).

            Sec. 4.04 Escrow Shares. In the event that a Note is issued pursuant to Sec. 4.03 hereof the Company shall validly issue that number of duly authorized shares of Common Stock (the "Escrow Shares") equal to the number of Shares purchased by the Company and paid for with the Note, in the name of an escrow agent (the "Agent"), to be selected by the Stockholder, and held by the Agent pursuant to an escrow agreement (the "Escrow Agreement") containing such terms and conditions as are customary for such transactions including, without limitation, the following:

                 (i) upon receipt of a certificate of the Company, countersigned by the Stockholder, that all or any portion of the Note has been repaid, the Agent will surrender to the Company all or a pro rata portion, as the case may be, of Escrow Shares as set forth in such certificate;

                                    Page 13 of 16 Pages
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                 (ii)  upon receipt of a certificate of the Stockholder,
countersigned by the Company, that the conditions that required the purchase of Shares by the Company have been cured, the Agent shall transfer the number of Escrow Shares set forth in such certificate to the Stockholder; and

                 (iii) such other provisions with respect to the voting rights of the Escrow Shares as the Commission may deem necessary in writing to keep in effect the License;

provided, however, that if the Shares have been registered pursuant to a valid and effective registration statement under the Securities Act of 1933, as amended, at the time of the issuance of the Note, the Stockholder will transfer the Shares directly to the Agent to be held pursuant to the Escrow Agreement upon receipt by the Stockholder of the Note, duly executed.

             Sec. 4.05 Conditions to Release of Escrow Shares. (i) At any time after all or a portion of the principal amount of the Note is paid to the Stockholder, upon request by the Company, the Stockholder shall countersign a certificate to the Agent authorizing the release to the Company of the number of Escrow Shares equal to the quotient of (a) the amount of the principal of the Note that has been paid, and (b) the Purchase Price.

             (ii) At any time that there are Escrow Shares, if the acquisition of any number of such Escrow Shares by the Stockholder would not cause the revocation of the License, then, upon request by the Stockholder, the Company shall countersign a certificate to the Agent for the transfer of such number of Escrow Shares to the Stockholder. Upon receipt by the Stockholder of any Escrow Shares, the principal balance of the Note shall be reduced by the product of (a) the number of Escrow Shares transferred to the Stockholder and (b) the Purchase Price.

Each party hereto agrees to execute and deliver any and all documents, agreements, instruments and certificates necessary or desirable to carry out the intent of this Sec. 4.05. The expenses of the parties in connection with the Agent and the transfers of the Escrow Shares shall be born by the Company; provided, however, that the Company shall not be required to pay the fees of the Agent in excess of the amount of a bona-fide offer by a potential escrow agent, selected by the Company, submitted to the Stockholder prior to the engagement of the Agent.

                                Page 14 of 16 Pages
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                                ARTICLE V.

                         Effect of Other Agreements

             5.01 Articles of Incorporation. The terms, conditions and agreements contained herein set forth the rights of the parties hereto with respect to any repurchase of Shares by the Corporation, whether pursuant to
Article VII of the Restated Certificate of Incorporation (or any successor provision) of the Company or otherwise; provided, however, that the Company hereby agrees that so long as the Approval is effective, the Stockholder shall not be a "Disqualified Holder" (as defined in the Restated Certificate of Incorporation of the Company as in effect as of the date hereof) unless and until (i) the Company receives written notification from a governmental authority with jurisdiction over it that the continued ownership of the Shares by the Stockholder would result in the loss or revocation of any license or franchise of a material nature necessary for the conduct of the Company's business, and (ii) the Stockholder has not cured the events giving rise to such notice within the time provided by such governmental authority.

             5.02 Other Rights. Except as otherwise expressly set forth herein, notwithstanding any other right that the Company may have to redeem Shares from the Stockholder, the Company hereby expressly covenants that no such right shall be exercised by it without the prior written consent of the Stockholder.


                                 ARTICLE VI.

                                Miscellaneous

            Sec. 6.01. General. This Agreement may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart, provided, that the counterparts, in the aggregate, shall have been duly executed by each of the parties hereto. The parties hereto hereby stipulate that the transmission of a facsimile counterpart of this Agreement bearing a signature purporting to be that of a party hereto received by either party at such party's principal place of business shall (i) constitute an original of this Agreement, and (ii) constitute delivery of this Agreement by the party transmitting such facsimile.

            Sec. 6.02. Amendments to Stockholder Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of all of the parties hereto.

            Sec. 6.03. Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of New York.

            Sec. 6.04. Conflicts; Ratification; etc. In the event that the performance by any party hereto of any provision hereof would conflict with or cause a default, whether with or without the passage of time, under any other instrument, document or other agreement under which such party is bound (any such occurrence a "Conflict"), such party shall use its good faith best efforts to remedy or waive the Conflict such that the full intent of this Agreement shall prevail.

                                  Page 15 of 16 Pages
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             Sec. 6.05.  Notices.  Each notice or other communication relating to this Agreement shall be in writing and delivered in person or by registered or certified mail. All such communications shall be addressed to the appropriate party (or his legal representative) at such party's address set forth under such party's name on the signature page hereto. Either party hereto may designate a new address by notice to that effect given to the other party hereto. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address or delivered in person.

              Sec. 6.07. Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.


              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                     WINNERS ENTERTAINMENT, INC.


                                     /s/ EDSON ARNEAULT
                                     Edson Arneault
                                     President

                                     1461 Glenneyre Street, Suite F
                                     Laguna Beach, California  92651


                                     MADELEINE LLC


                                     /s/ KEVIN GENDA
                                     Kevin Genda
                                     Power of Attorney

                                     950 Third Avenue, 20th Floor
                                     New York, New York  10022
                                     Attention:  Mr. Kevin P. Genda


                                  Page 16 of 16 Pages